Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
February 29, 2012
News Media
	Ruben Rodriguez	202-624-6620

Financial Community
	Douglas Bonawitz	202-624-6129

Washington Gas Requests Rate Increase in the District of Columbia to Address Service Costs

WASHINGTON – Washington Gas Light Company today filed an application with the Public Service Commission of the District of Columbia (PSC) to increase its rates and charges. The filing was in response to the PSC’s initiation of a proceeding to review Washington Gas’ base rates.

The proposed rates and charges will increase Washington Gas’ overall annual revenues in the District of Columbia by approximately $29.0 million, an increase of approximately 14 percent. The typical residential heating customer would see an increase of about 14.9 percent in his or her gas bill, or an average of about $ 11.79 per month.

If approved by the PSC, this rate increase will alleviate the discrepancy between the amount of revenue the company receives from its customers and what it costs the company to do business in the District of Columbia. An approval will also cover increased operations and maintenance expenses such as pension and related benefits, as well as recovery of previous deferred costs.

Washington Gas has also included a request to recover costs associated with the expansion of an existing accelerated infrastructure replacement program.

“Safety and the integrity of our infrastructure are the highest priorities for Washington Gas and we want to expand and accelerate our previously approved, ongoing infrastructure replacement efforts in the District,” said Adrian P. Chapman, President and Chief Operating Officer, Washington Gas. “Infrastructure replacement is a national issue and we are working throughout our entire service area in Virginia, Maryland and the District to swiftly replace and reinforce our facilities in a manner that does not burden our customers,” Chapman concluded. The accelerated replacement of aging pipe also will contribute to the reduction of greenhouse gas emissions and create additional jobs.

Also included in the application is Washington Gas’ request to eliminate the fee paid by customers to a third-party processor for credit and debit card bill payments.

The company anticipates that the new rates will become effective in December 2012. Washington Gas’ last rate increase in Washington, D.C., was approved by the PSC in December 2007.

Washington Gas is a regulated utility providing natural gas delivery services and retail sales to District of Columbia customers and its rates and charges must be approved by the PSC.

Approximately 154,000 of the company’s one million customers live in Washington, D.C.

Headquartered in Washington, D.C., WGL Holdings, Inc. has four operating segments: (i) the regulated utility segment, which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail energy-marketing segment which consists of

Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity; (iii) the commercial energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of energy efficiency solutions to government and commercial clients and (iv) the wholesale energy solutions segment, which consists of Capitol Energy Ventures Corporation, a non-utility asset optimization business.

Additional information about WGL Holdings, Inc. is available on its website, wglholdings.com. Go to washingtongas.com for more information about Washington Gas Light Company.

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